Exhibit 10.1

BELIZE

MANAGEMENT and

GEOLOGICAL CONSULTING

AGREEMENT

Prepared for:

27 February 2012

RedRock Exploration. Inc
9720 Coit Road
Suite 220-226
Plano, Texas 75025
214 500 9883 Tel.
972 636 5924 Fax.

27 February 2012

Andrew Reid
Chairman/ CEO
Treaty Energy Corporation
201 St. Charles Ave., Suite 2558
New Orleans, LA 70170

Andrew,

Per our discussions, RedRock Exploration is pleased to provide this letter detailing our suggested plan for assisting Treaty Energy Corporation in the Belize Exploration Project.

This document is intended to outline our approach and outputs as well as the proposed time schedule and cost.

OUR UNDERSTANDING AND PROPOSED APPROACH

Treaty Energy Corporation has recently kicked off a project to explore for hydrocarbon in the country of Belize. In an effort to augment its technical competencies in Belize, Treaty Energy Corporation wishes to engage the services of an experienced Management and Geological Consulting service provider to work with its local team to provide the following:

•
Management: Manage the relationship, and provide liaison between Treaty Energy and the Belize Department of Petroleum. This includes ownership and responsibility for ensuring all drilling, completion and other geological reports are submitted in an accurate and timely manner.

•
Geological Services: Provide technical advice and guidance during all phases of the exploration effort. This includes staking locations, preparing drilling prognoses, and performing mud-logging services. Prepare and maintain maps and sections of all wells, and other available geological information.

•
Mud-logging: RedRock Exploration will retain the services of Advanced Geological Services to perform all mud-logging services. All supplies used in the mud-logging services shall be provided by Advanced Geological Services.    Copies of mud-logs and daily drilling reports shall be presented to Treaty Energy and the Belize Department of Petroleum

•
Post-Drilling Support: Provide guidance and assistance during all open-hole and cased hole logging efforts. Evaluate the electric logs and provide guidance and support during stimulation and completion phases.

•	Production Support: Provide assistance in pump and rod designs.

Belize Management and Geological Consulting Agreement 2	6 March 2012

ARRANGEMENTS

The engagement would be overseen by Max Mohamed. Max is a Principal with RedRock Exploration, and will oversee project structuring, liaison with senior Treaty Energy Corporation executives, conduct the assessment and complete the proposed work and deliverables.

To support Treaty Energy Corporation in this initiative, our estimated time and consulting rates are:

Rates	Rate
Flat Monthly Rate	$12,000
Total one-year estimate	$144,000

This estimate does not include travel and out-of-pocket expenses which will be billed at actual expense incurred. We will bill Treaty Energy Corporation net 30 at the end of each calendar month that work is performed. Airline tickets and accommodation in Belize shall be provided by Treaty Energy Corporation. Payments are due in advance on the first day of each month.

TIMING

The project work will commence on or about March 1, 2012 and will extend for a period of twelve (12) months, expiring on February 28, 2013.

CONCLUSION

RedRock's experience and technical competence will enhance the relationship and trust between the Government of Belize and Treaty Energy Corporation by helping to ensure project deliverables remain on target.

We are excited about the opportunity of working with you and continuing to build a relationship with Treaty Energy Corporation. If you have any questions, please contact me.

Belize Management and Geological Consulting Agreement 3	6 March 2012

: 3/06/2012
MAX MOHAMED, PRESIDENT	Andrew Reid, CEO/Chairman
RedRock Exploration, Inc.	Treaty Energy Corporation

Belize Management and Geological Consulting Agreement 4	6 March 2012